CDI Corp. Reports 2012 Third Quarter Results

PHILADELPHIA, Oct. 30, 2012 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today reported financial results for the third quarter ended September 30, 2012.

2012 Third Quarter Key Points

  Revenue of $279.4 million, up 2.5% compared to the prior-year third quarter
  Gross profit margin of 19.6% compared to 21.2% in the same period last year
  Operating profit of $9.0 million versus $4.4 million in prior-year quarter, leading to an operating margin of 3.2% versus 1.6% in the year ago period. Operating profit in the third quarter ended September 30, 2011, included $0.6 million of severance expense related to senior level executives
  Net income of $5.3 million, or $0.27 per diluted share, versus net income of $2.8 million, or $0.15 per diluted share, in the prior-year quarter. Net income in the third quarter ended September 30, 2011, included the benefit of an income tax credit of $0.3 million under the Hiring Incentives to Restore Employment (HIRE) Act.

"We are pleased with the Company's third quarter performance as we achieved revenue growth within our target range, and operating income, net income and earnings per share all showed significant gains," said CDI President and Chief Executive Officer, Paulett Eberhart. "We reported solid revenue increases in each of our strategic industry verticals, and we continued to focus aggressively on cost containment efforts that are appropriate with current economic conditions."

Business Segment Discussion

The Company's Global Engineering and Technology Solutions segment (GETS) reported revenue of $83.6 million in the third quarter, essentially flat compared to the prior-year third quarter. Revenue rose in each of the segment's three strategic verticals, Oil, Gas & Chemicals, Aerospace & Industrial Equipment, and Hi-Tech, but was offset by continued weakness in the infrastructure business results in the "Other" vertical. Operating profit increased 30.3% to $7.5 million versus the prior-year third quarter driven by lower operating expenses related to the restructuring announced in December 2011 as well as by additional cost savings realized during the quarter.

The Company's Professional Services Staffing segment (PSS) reported a 4.0% increase in third quarter revenue versus the prior-year third quarter. PSS revenue growth was driven by gains in all three strategic verticals, Oil, Gas & Chemicals, Aerospace & Industrial Equipment, and Hi-Tech, partially offset by lower revenues in the "Other" vertical. Operating profit was $4.5 million during the third quarter of 2012, an increase of 9.7% versus the 2011 third quarter. Improvement in PSS operating profit was driven by lower operating expenses related to the 2011 restructuring as well as by additional expense reductions realized during the quarter.

The Company's franchised Management Recruiters International, Inc. segment (MRI) reported a 1.3% decline in third quarter revenue versus the prior-year third quarter due to lower royalty and franchise fee revenue. Operating profit increased 10.8% to $2.7 million versus the prior year quarter driven primarily by lower operating expenses related the 2011 restructuring.

Business Outlook

For the fourth quarter ending December 31, 2012, CDI anticipates a revenue increase in the range of 0% to 2% compared to the year-ago fourth quarter.

Conference Call

At 11:00 a.m. Eastern Time today, Paulett Eberhart, President and CEO, and Bob Larney, Executive Vice President and CFO, will host a conference call to discuss the 2012 third quarter results and business outlook. The call can be accessed live, via the Internet, at www.cdicorp.com.

CompanyInformation
CDI Corp. (NYSE: CDI) is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering & Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenue), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by clients in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our clients' capital projects or the inability of our clients to pay our fees; the inability to successfully implement our new strategic plan; the termination or non-renewal of a major client contract or project; our ability to expand or replace our existing bank credit facility on terms comparable to, or more favorable than, those currently in place; credit risks associated with our clients; competitive market pressures; the availability and cost of qualified personnel; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations including the impact of healthcare reform laws and regulations; the possibility of incurring liability for our business activities, including the activities of our temporary employees; our performance on client contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI CORP. AND SUBSIDIARIES (Amounts in thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Consolidated Statements of Income:	2012	2011	2012	2011

Revenue	$279,390	$272,474	$834,415	$791,849
Cost of services	224,670	214,732	668,482	622,817
Gross profit	54,720	57,742	165,933	169,032
Operating and administrative expenses (1)	45,711	53,321	141,671	148,154
Operating profit	9,009	4,421	24,262	20,878
Other income (expense), net	(47)	(63)	(165)	(222)
Income before income taxes	8,962	4,358	24,097	20,656
Income tax expense	3,556	1,496	9,706	5,038
Net income	5,406	2,862	14,391	15,618
Less: Income attributable to the noncontrolling interest	57	48	267	128
Net income attributable to CDI	$5,349	$2,814	$14,124	$15,490

Earnings per common share:
Basic	$0.27	$0.15	$0.73	$0.81
Diluted	$0.27	$0.15	$0.72	$0.80
Basic weighted-average shares outstanding	19,541	19,170	19,342	19,133
Diluted weighted-average shares outstanding	19,970	19,338	19,750	19,338

Selected Balance Sheet Data:	September 30, 2012	December 31, 2011

Cash and cash equivalents	$17,074	$26,644
Accounts receivable, net	248,822	222,889
Total current assets	286,218	271,730
Total assets	398,331	390,696
Total current liabilities	106,147	109,961
Total CDI shareholders' equity	279,055	266,575

	Nine Months Ended
	September 30,
Selected Cash Flow Data:	2012	2011

Net cash provided by (used in) operating activities	$1,182	$(1,877)
Depreciation and amortization	7,667	8,343
Capital expenditures	4,609	4,946
Dividends paid to shareholders	7,517	7,463

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Earnings and Other Financial Data:	2012	2011	2012	2011

Revenue	$279,390	$272,474	$834,415	$791,849
Gross profit	$54,720	$57,742	$165,933	$169,032
Gross profit margin	19.6%	21.2%	19.9%	21.3%
Operating and administrative expenses as a percentage of revenue	16.4%	19.6%	17.0%	18.7%
Operating profit margin	3.2%	1.6%	2.9%	2.6%
Effective income tax rate	39.7%	34.3%	40.3%	24.4%
After-tax return on CDI shareholders' equity (2)	4.9%	0.2%
Pre-tax return on net assets (3)	9.1%	3.9%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Segment Data:	2012	2011	2012	2011

Global Engineering and Technology Solutions ("GETS")
Revenue:
Oil, Gas and Chemicals ("OGC")	$27,713	$26,026	$83,908	$72,942
Aerospace and Industrial Equipment ("AIE")	19,500	18,094	53,918	54,431
Hi-Tech	8,502	7,381	24,653	22,163
Other	27,835	31,728	83,108	92,859
Total revenue	$83,550	$83,229	$245,587	$242,395
Gross profit	$24,241	$24,586	$70,942	$73,230
Gross profit margin	29.0%	29.5%	28.9%	30.2%
Operating profit	$7,515	$5,768	$19,474	$13,887
Operating profit margin	9.0%	6.9%	7.9%	5.7%

Professional Services Staffing ("PSS")
Revenue:
Oil, Gas and Chemicals ("OGC")	$31,551	$22,855	$85,589	$56,508
Aerospace and Industrial Equipment ("AIE")	21,555	16,351	62,743	46,264
Hi-Tech	72,136	69,930	222,869	213,785
Other	53,130	62,403	164,179	182,092
Total revenue	$178,372	$171,539	$535,380	$498,649
Gross profit	$22,679	$24,875	$70,878	$71,486
Gross profit margin	12.7%	14.5%	13.2%	14.3%
Operating profit (1)	$4,525	$4,125	$15,388	$19,318
Operating profit margin	2.5%	2.4%	2.9%	3.9%

Management Recruiters International ("MRI")
Revenue:
Contract Staffing	$13,430	$13,436	$41,240	$38,385
Royalties and Franchise Fees	4,038	4,270	12,208	12,420
Total revenue	$17,468	$17,706	$53,448	$50,805
Gross profit	$7,800	$8,281	$24,113	$24,316
Gross profit margin	44.7%	46.8%	45.1%	47.9%
Operating profit	$2,727	$2,461	$7,718	$6,699
Operating profit margin	15.6%	13.9%	14.4%	13.2%

(1) In the second quarter of 2011, the Company's PSS segment recorded a $9.7 million benefit related to the successful legal appeal of the United Kingdom Office of Fair Trading matter.

(2) After-tax return on CDI shareholders' equity is calculated as net income (loss) attributable to CDI for the prior 12 consecutive months divided by the average of the corresponding beginning and ending period balances of CDI shareholders' equity.

(3) Pre-tax return on net assets is calculated as earnings before income taxes for the prior 12 consecutive months divided by the average of the corresponding beginning and ending period net assets. Net assets include total assets minus total liabilities excluding cash and cash equivalents, income tax accounts and debt.

CONTACT: Vincent Webb, Vice President, Investor Relations, +1-215-636-1240, Vince.Webb@cdicorp.com